Exhibit 10.10

May 26, 2019

EMI-Korea (Best Choice), Inc.

[address per agreement]

Attention: Kim Nam Hun

Reference is made to the Exclusive Master Distribution Agreement (the “Agreement”) dated April 13, 2018 between EMI-Korea (Best Choice), Inc. (“Best Choice”) and Nutriband Inc. (“Nutriband”).

Nutriband and Best Choice have worked together to seek to build the Nutriband brand in Korea and we appreciate good working relationship between our two companies. We feel it is appropriate that we understand our respective responsibilities in developing the market in South Korea and elsewhere in the Exclusive Territory, as defined in the Agreement. It is the responsibility of Best Choice to comply with all regulatory requirements necessary to sell the Nutriband products in South Korea (and elsewhere in the Exclusive Territory). It is the sole responsibility of Best Choice to make all necessary regulatory filings and otherwise comply with all applicable South Korean laws and regulations. Nutriband does not authorize the sale, at retail, over the Internet or otherwise of any product for which regulatory approval is required but has not been obtained. We understand that, as of the date of this letter, Best Choice is working with the South Korean regulatory authorities and MFDA to assign a product category for Nutriband products, Nutriband does not and will not engage in or fund the regulatory approval process in South Korea or any other country in the Exclusive Territory.

We note that Best Choice is currently purchasing inventory for sale in accordance with all rules and regulations of the territories it plans to sell and that Best Choice has actively spent time working with the relevant regulatory agencies for import and distribution of the Products.

Nutriband is aware that, mostly in part to manufacturing issues and delays Best Choice will not meet its purchase requirement for year 1 by April 30, 2019. Accordingly, Nutriband and Best Choice agree that the date in Section 8(a) of the Agreement is changed from April 20, 2019 to April 30, 2020, and year 1 shall be the period commencing on the Effective Date and ending on April 30, 2020 and that the years lists in Section 8(b) of the Agreement will be the twelve months ending April 30, 2021 for year 2 and continuing thereafter for years ending on April 30th.

Please confirm your agreement with the foregoing by signing this letter and returning it to Nutriband. We look forward to continuing the good working relationship with Best Choice and exploring our opportunities together in the region.

[Signatures on following page]

Very truly yours,

NUTRIBAND INC.

Signed:

/s/ Gareth Sheridan, CEO

AGREED TO:

EMI-KOREA (BEST CHOICE), INC.

Signed:	/s/ Kim Nam Hun
Name:	Kim Nam Hun
Title:	CEO